CONTACT:

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
(908) 630- 5000	(908) 630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP ANNOUNCES $0.04 PER SHARE QUARTERLY CASH DIVIDEND
AND INCREASED STOCK
RE-PURCHASE PROGRAM

BERNARDSVILLE, NJ –OCTOBER 26, 2007 - Somerset Hills Bancorp (NASDAQ  “SOMH”) announced today that its Board of Directors has declared a quarterly cash dividend of $0.04, payable November 30 to shareholders of record as of November 15, 2007.

In addition, the Board approved an increase in the Company’s previously announced stock re-purchase program, increasing total authorized repurchases to 500,000 shares of the Company’s outstanding common stock. Under the program, re-purchases may be made from time to time in the open market or in privately negotiated transactions at such prices as management of the Company deems appropriate.

Mr. Stewart E. McClure, Jr., the President and Chief Executive Officer of the Company stated: “We are pleased to announce this latest quarterly cash dividend. The third quarter of 2007 marks the 10th consecutive quarter in which we paid a cash dividend, and 2007 marks the 6th consecutive year in which we paid a stock dividend. To date, we have repurchased approximately 137,000 shares through our existing repurchase program, and we believe that increasing our buy back program is an appropriate use of our capital to enhance shareholder value and liquidity in our stock.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the Company is traded on NASDAQ under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.

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